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Exhibit 99.3

PEMEX PROJECT FUNDING MASTER TRUST

Offers to Exchange
U.S. $750,000,000 6.125% Notes due 2008,
U.S. $510,154,000 8.625% Bonds due 2022 and
U.S. $757,265,000 7.375% Notes due 2014
which have been registered under
the Securities Act of 1933, as amended,
for
any and all of its outstanding
6.125% Notes due 2008,
8.625% Bonds due 2022 and
7.375% Notes due 2014
unconditionally guaranteed by
Petróleos Mexicanos

To Our Clients:

        Enclosed for your consideration is a prospectus of Pemex Project Funding Master Trust (the "Issuer") and Petróleos Mexicanos (the "Guarantor"), a decentralized public entity of the Federal Government of the United Mexican States, dated August [    •    ], 2003 (the "Prospectus"), and letter of transmittal (the "Letter of Transmittal"), relating to the offers to exchange (the "Exchange Offers") the Issuer's registered 6.125% Notes due 2008, registered 8.625% Bonds due 2022 and registered 7.375% Notes due 2014 (collectively, the "New Securities") for any and all outstanding 6.125% Notes due 2008 (CUSIP Nos. 70645JAK8 (Restricted Global Note) and 70645KAK5 (Regulation S Global Note) and ISIN Nos. US70645JAK88 (Restricted Global Note) and US70645KAK51 (Regulation S Global Note)), 8.625% Bonds due 2022 (CUSIP Nos. 70645JAH5 (Restricted Global Bond) and 70645KAH2 (Regulation S Global Bond) and ISIN Nos. US70645JAH59 (Restricted Global Bond) and US70645KAH23 (Regulation S Global Bond)) and 7.375% Notes due 2014 (CUSIP Nos. 70645JAJ1 and 70645JAM4 (Restricted Global Note) and 70645KAJ8 and 70645KAM1 (Regulation S Global Note) and ISIN Nos. US70645JAJ16 and US70645JAM45 (Restricted Global Note) and US70645KAJ88 and US70645KAM18 (Regulation S Global Note)) (collectively, the "Old Securities") upon the terms and subject to the conditions described in the Prospectus. The Exchange Offers are being made in order to satisfy certain obligations of the Issuer and the Guarantor contained in the Registration Rights Agreements referred to in the Prospectus.

        The material is being forwarded to you as the beneficial owner of the Old Securities carried by us in your account but not registered in your name. A tender of such Old Securities may only be made by us as the holder of record and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf any Old Securities held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal. We also request that you confirm that we may, on your behalf, make the representations and warranties contained in the Letter of Transmittal.

        Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Securities on your behalf in accordance with the provisions of the Exchange Offers. The Exchange Offers will expire at 5:00 p.m., New York City time, on September [    •    ], 2003 (the "Expiration Date"), unless extended by the Issuer. The Old Securities tendered pursuant to the Exchange Offers may be withdrawn at any time before the Expiration Date, unless previously accepted by the Issuer.

        Your attention is directed to the following:

1.
The Exchange Offers are for any and all Old Securities.

2.
The Exchange Offers are subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offers—Conditions of the Exchange Offers."

3.
Any transfer taxes incident to the transfer of Old Securities from the holder to the Issuer will be paid by the Issuer, except as otherwise provided in Instruction 5 in the Letter of Transmittal. See "The Exchange Offers—Transfer Taxes" in the Prospectus.

4.
The Exchange Offers expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended by the Issuer.

        If you wish to have us tender any of your Old Securities, please so instruct us by completing, executing and returning to us the instruction set forth below. The Letter of Transmittal is furnished to you for information only and may not be used directly by you to tender Old Securities.

Instructions with Respect to the Exchange Offers

        The undersigned acknowledge(s) receipt of your letter enclosing the Prospectus, dated August [    •    ], 2003 of Pemex Project Funding Master Trust and Petróleos Mexicanos, a decentralized public entity of the Federal Government of the United Mexican States, and the related specimen Letter of Transmittal.

        This will instruct you to tender the principal amount of Old Securities indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal. (Check one).

Box 1 ☐    Please tender the Old Securities held by you for my account. If I do not wish to tender all of the Old Securities held by you for my account, I have identified on a signed schedule attached hereto the principal amount of Old Securities that I do not wish tendered.

Box 2 ☐    Please do not tender any Old Securities held by you for my account.

Date:
Signature

Please print name(s) here

Area Code and Telephone No.

        Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Old Securities.

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  Exhibit 99.3
PEMEX PROJECT FUNDING MASTER TRUST